Vonage Holdings Corp.
Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-131659
May 22, 2006

Revised Preliminary Prospectus

Thank you for your interest in the Vonage Customer Directed Share Program relating to Vonage’s proposed initial public offering. Because you have submitted a conditional offer to purchase shares of Vonage common stock through the program, we will be sending you several e-mails in the coming days with important announcements relating to the program. You also should continue to monitor the Vonage Customer Directed Share Program website for important announcements.

This message is being sent to inform you that the preliminary prospectus relating to Vonage’s initial public offering has been revised. We urge you to read the revised prospectus, which contains important information relating to an investment in Vonage’s common stock. Please note, however, that neither your reading the prospectus nor your accepting or acknowledging any terms, conditions or other information set forth in the prospectus or on the website for the Vonage Customer Directed Share Program relieves Vonage of any of its responsibilities or liabilities under U.S. securities laws or waives any rights you have under those laws.

A copy of the  revised preliminary prospectus is available on the Vonage Customer Directed Share Program website. To access the login page for the Vonage Customer Directed Share Program website, click on the Internet address below or copy and paste it into your browser.

www.vonageipo.com

Alternatively, you can click here to open the current prospectus, which is located at: http://www.sec.gov/Archives/edgar/data/1272830/000104746906007477/a2169686zs-1a.htm

Vonage Holdings Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Vonage Holdings Corp. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-869-5224.